UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 5, 2015

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Incorporation)

001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01     Other Events

Signatures

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01     Other Events.

On December 10, 2014, Ormat Technologies, Inc. (the “Company”) publicly announced that in connection with the pending transaction to acquire Ormat Industries Ltd., an Israeli corporation which currently owns approximately 59.75% of the Company’s outstanding common stock (“Parent”), the Company's board of directors approved a decision to list its shares on two international stock exchanges, in addition to its current listing on the New York Stock Exchange (NYSE), one of which will be the Tel Aviv Stock Exchange ("TASE").

On February 5, 2015, the TASE approved the listing of the Company’s common stock on the TASE beginning on February 10, 2015. The Company’s common stock will thereafter be listed on both the NYSE in the United States and the TASE in Israel.

The Company will remain subject to the rules and regulations of the NYSE and of the U.S. Securities and Exchange Commission ("SEC"). Under the local regime for dual listing, U.S.-listed companies, such as the Company, may dual-list on the TASE without additional regulatory requirements, using the same periodic reports, financial and other relevant disclosure information that they submit to the SEC and NYSE. However, as a result of the local regime requirements, the Company has undertaken, as part of the TASE listing, not to issue preferred stock for as long as its shares of common stock are listed on the TASE.

TASE links to the U.S. markets via a direct link to DTC, a subsidiary of the Depository Trust & Clearing Corporation, which facilitates the trading of dually-listed securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By	/s/ Isaac Angel
Name: Isaac Angel
Title: Chief Executive Officer

Date: February 5, 2015

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